Exhibit 10.1

FULLY BINDING TERM SHEET

May 20, 2026

This Fully Binding Term Sheet (this “Binding Term Sheet”) sets forth our current proposal with regard to the proposed combination (the “Transaction”) of Wellgistics Health, Inc., a reporting public company incorporated in Delaware (“WGRX”) that has entered into a definitive license agreement for the license of pharmaceutical distribution-related blockchain-enabled technology with Datavault AI, Inc. (“DVLT”), a public company that is the owner of intellectual property enabling data monetization, credentialing, digital engagement and tokenization of real-world assets, with healthcare utilization technology enablement being referred to as Datavault AI Health (“DVLH,” which excludes all intellectual property already licensed to Vivasor, Inc. and Scilex Holdings Company, as defined further below), EOS Technology Holdings, Inc. (“EOS”), a private company that owns intellectual property related to the biometric verification of delivery and/or use of pharmaceutical drugs originally developed under QOLPOM LLC for the development and deployment of drones to complete ‘last mile’ delivery of biopharmaceuticals from pharmacies to patients’ homes leveraging biometric data to ensure secure personalized delivery (“QLPM”) that is the owner of the first half of the QLPM intellectual property portfolio (“QLPMIP1”), Scilex Holding Company, a public holding company (“SCLX”) that is the owner of the second half of the QLPM intellectual property portfolio (“QLPMIP2”), HealthBridge Advisors LLC (“HBA”) that is the controlling shareholder of Tollo Health, LLC (d/b/a Health Lives Here, “HLH”) and Fortitude Advisors, LLC (“Fortitude”). WGRX, EOS, HBA, SCLX, DVLT and Fortitude are each sometimes referred herein as a “Party” and severally or collectively, as the “Parties.”

This Binding Term Sheet is an expression of intent and does not express the final agreement of the Parties. It is meant to be used as a guide for the Parties in preparing the definitive written agreement providing for consummation of the Transaction (the “Definitive Agreement”).

Notwithstanding the foregoing, the obligations of WGRX, EOS, SCLX and DVLT as set forth in the paragraphs below pertaining to “Immediate Capital,” “Fees and Expenses,” “Confidentiality,” “Governing Law,” “Counterparts”, “Exclusivity,” “Signing of this Binding Term Sheet and new Interim-CEO,” and “Access to Information,” are intended to be legally binding and enforceable obligations of WGRX, EOS, SCLX, DVLT and HBA.

Form of Transaction:

WGRX will acquire intellectual property assets related to the business of QLPM from EOS and SCLX, through an acquisition of assets (or exclusive license), and controlling interest in Tollo Health, LLC (d/b/a

Health Lives Here) from HBA subject to the Parties’ mutual agreement on the Definitive Agreement.

WGRX will also expand its PharmacyChain license with DVLT to exclusively include DVLH, subject to the Parties mutual agreement on the Definitive Agreement.

The Parties intend for the Transaction to qualify as a tax-free reorganization.

The Parties will work together to create a transaction structure that is most advantageous to the Parties with respect to WGRX’s NOLs.

As part of the agreement, WGRX will:

SIGNING OF THIS BINDING TERM SHEET AND NEW INTERIM-CEO

1.	Sign this binding Binding Term Sheet with a target concurrent minimum $2 million investment (the “Immediate Capital”) from investors associated with Dawson James who have already invested a total of $6.5 million (the “Dawson James Investors”) and within 14 days file for an At-The-Market funding facility (the “ATM”). Fortitude Managing Partner Gerald Commissiong, currently the CEO of HLH, will be immediately appointed Interim Co-CEO of WGRX serving alongside WGRX’s current President & Interim Co-CEO, via an addendum to Fortitude’s existing consulting agreement with WGRX for consulting Chief Business Officer services. 1b. Dan Hirsch will be hired as interim-VP of Finance to facilitate the completion of the transaction.

SETTLEMENT OF WGRX LIABILITIES

2.	Facilitate the use of the Liabilities Reduction Plan with Silverback Capital (“LRP”) it has already entered into, ATM, primary share offering, tokenization and/or debt to equity conversion (or some combination thereof) in order to extinguish outstanding liabilities (cash and non-cash) of WGRX, inclusive of its subsidiaries and outstanding debts owed to Dawson James Investors, prior to the Closing (the “WGRX Liabilities”, Exhibit A). Any remaining liability not settled, subject to a minimum threshold to be agreed upon in the Definitive Agreements, shall be adjusted against preferred shares associated with the Suren Group.

CLOSING OF ACQUISITION

3.	Complete acquisition of QLPMIP1 and QLPMIP2 (Exhibit B) SCLX ownership of QLPM intellectual property in exchange for Preferred shares that will be convertible into common shares following certain pre-specified milestones (the “Acquisition Preferred”).

4.	Complete DVLH license expansion in exchange for Acquisition Preferred.

5.	Complete the acquisition of controlling interest in HLH.

6.	EOS, SCLX, DVLT and HBA together will facilitate a minimum investment of $5 million to begin operating the go-forward business as of the Closing (may be garnered through outside investment or use of ATM).

7.	It is expected that the value of parties together will be $4 billion, as memorialized via a fairness opinion (the “Post Acquisition Value”).

8.	WGRX board shall approve definitive agreements, which such approval is not to be unreasonably withheld.

POTENTIAL ADDITIONAL TRANSACTIONS

9.	Fortitude Advisors LLC may recommend to the WGRX Board of Directors:

9.a. Strategic investments

9.b. Acquisition of additional companies, assets and/or licenses that may be important for the go-forward conduct of WGRX business (the “Additional Acquisitions”)

9.c. Cancellation of certain previously announced non-binding agreements (“Transaction Cancellations”)

CONVERSION OF ACQUISITION PREFERRED

10.	After the settlement of the WGRX Liabilities according to an agreed upon schedule outlined in the Definitive Agreement and completion of any Additional Acquisitions, holders of the Acquisition Preferred will convert into common shares of WGRX representing 89.6% of WGRX upon the achievement pre-specified milestones (the “Preferred Milestones”):

10.a. For EOS and SCLX: Receive regulatory clearance to test drone delivery of pharmaceuticals from pharmacies in 1 US state.

10.b. For DVLT: Expand DVLT’s existing strategic partnership with IBM to include DVLH’s business plan via a signed Scope of Work (“SOW”) for a minimum of 1,000 hours of development work to be used at WGRX’ discretion.

10.c. For HBA: Enter into an agreement with a subsidiary of NFL Alumni Health, LLC for the purposes of marketing the “Health Lives Here” initiative.

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11.	At the conversion of the Acquisition Preferred into common shares, together EOS, SCLX, DVLT and HBA will have facilitated a cash investment of not less than $20 million into WGRX, which may be garnered through an outside investment or use of the ATM.

Post-Closing Ownership Allocations and Underlying Assumptions:	At the closing of the Transaction (the “Closing”), WGRX will own all of the outstanding enabling rights to execute upon then business plan of QLPM, DVLH and HLH.

●	Acquisition Preferred will be issued upon execution of the Definitive Agreements, and will be convertible into common shares after approval of the merger by a majority of WGRX’s shareholders at a special meeting (the “Merger Vote”) or by Consent of the Majority of Shareholders and an Information Statement in accordance with relevant regulations AND after the agreed upon threshold(s) for reduction in liabilities outlined in the Definitive Agreements has been met. It is expected that Acquisition Preferred will be convertible into common shares of WGRX after adjustment of any remaining liability associated with each respective party:

●	EOS will own 19.9%
●	SCLX will own 19.9%
●	DVLT will own 19.9%
●	Fortitude will own 5%
●	HBA will own 24.9%
●	Remaining 10.4% of common shares will be held by WGRX’s post-Closing / pre-Acquisition Preferred conversion public common shareholders.

Prior to conversion of the Acquisition Preferred, WGRX shall use commercially reasonable efforts to settle, restructure, convert, satisfy or otherwise address its outstanding liabilities, including outstanding indebtedness owed to current WGRX convertible debt holders, in accordance with the liability reduction framework to be set forth in the Definitive Agreement. In the absence of a Consent of Majority Shareholders of the requisite WGRX stockholders, WGRX will prepare and file with the SEC a proxy statement seeking stockholder approval of the conversion of the EOS, SCLX, DVLT, Fortitude and HBA Acquisition Preferred into shares of WGRX common stock, as contemplated by the Definitive Agreement. The proxy statement will be subject to SEC review in accordance with Section 14(a) of the Securities Exchange Act of 1934, as amended, and Regulation 14A promulgated thereunder.

Management/Board Composition:	Immediately following the Closing, WGRX will appoint two (2) new management team members mutually agreed upon by EOS, SCLX, DVLT and HBA, and WGRX board. WGRX shall also appoint four (4) designees of EOS, SCLX, DVLT and HBA to WGRX Board of Directors including Gerald Commissiong. The post-transaction WGRX board of directors shall comply with Nasdaq’s independence requirements.

Company Name:	WGRX will change its corporate name to DelivMeds AI, Inc., (“MEDS”).

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Stockholder Approval:

The officers and directors of WGRX, together with their affiliates, will enter into customary voting agreements, or execute a written consent, in favor of the Transaction concurrently with the execution of the Definitive Agreement.

In addition to approving the Transaction, WGRX stockholder approval in the proxy statement shall be sought at a special meeting for any other matters as may be reasonably necessary for the consummation of the Transaction (e.g., election of directors, increase in authorized shares and reverse stock split immediately following the merger in order to maintain WGRX’s Nasdaq listing) and maintaining the continued listing of WGRX’s common stock listing on The Nasdaq Capital Market.

Conditions for Execution of the Definitive Agreements:	Satisfactory completion of due diligence by both Parties.

Satisfactory negotiation of the Definitive Agreement, including customary provisions for a transaction of this nature and as set forth herein.

Approval of the proposed Transaction by the Boards of WGRX, EOS, SCLX, DVLT and HBA, and delivery of a fairness opinion by a firm to be mutually agreed upon by WGRX, EOS, SCLX, DVLT and HBA.

Securities and Financing:

Subject to due diligence review and compliance with applicable securities laws, the WGRX shares, including shares underlying preferred, to be issued in the Transaction will not be registered under the Securities Act.

Definitive Agreements will include provisions related to registration rights and lock-up agreements.

Operation of the Businesses:

The Definitive Agreement will include customary interim operating covenants applicable to WGRX, EOS, SCLX, DVLT and HBA pursuant to which each party will operate its business in the ordinary course and consistent with past practice until the Closing and will not take specified actions without the prior written consent of the other parties, such consent not to be unreasonably withheld.

It is the intention of the merger for the post-Closing WGRX entity to be focused on the development and commercialization of blockchain-enabled delivery of healthcare products & services beginning with pharmacy dispensing and pharmaceutical-related distribution, including drone delivery technology for the purposes of last mile delivery of pharmaceutical drugs to patients to add to WGRX’s existing DelivMeds business model and patented workflow for efficient patient medication delivery.

Conditions to Closing:

The Closing will be subject to the satisfaction of customary conditions to closing for a transaction of this type, including, without limitation: (i) the absence of any material adverse effect on WGRX, EOS, SCLX, DVLT and HBA; (ii) approval of the Transaction by WGRX shareholders, (iii) receipt of all necessary governmental and third-party consents and approvals and (iv) a fairness opinion.

As a condition to Closing, the WGRX equity shall be delivered with (i) liabilities not exceeding thresholds agreed to in the Definitive Agreement and (ii) all transaction-related expenses paid in full or otherwise satisfied prior to Closing.

It shall further be a condition to Closing that the post-Closing WGRX maintains its listing on The Nasdaq Capital Market immediately following the Closing. Additionally, the Closing shall be contingent upon satisfactory fairness opinion by third party to be mutually agreed upon by WGRX, EOS, SCLX, DVLT and HBA.

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Representations, Warranties and Covenants; Deal Protection:

The Definitive Agreement will include representations, warranties and covenants customary for a transaction of this type. Except in the case of fraud, the representations and warranties of the parties, and covenants requiring performance at or prior to the Closing, will terminate effective as of the Closing and will not survive the Closing for any purpose. The Definitive Agreement will not include any escrow, holdback, post-closing purchase price adjustment or post-closing indemnification remedy. Covenants that by their terms contemplate performance after the Closing will survive the Closing in accordance with their terms.

The Definitive Agreement will also include customary deal protection provisions to be negotiated in good faith, including no-shop provisions binding each Party and fiduciary outs (and related break-up fee mechanisms) pertaining to the Parties’ respective obligations thereunder.

Exclusivity:

In consideration of the significant expense, time and resources that WGRX, EOS, SCLX, HBA and DVLT shall incur, from the date hereof through September 30, 2026 (the “Exclusivity Period”), WGRX agrees that neither it nor its affiliates, advisors, or other representatives (“Representatives”) will solicit, initiate, negotiate, encourage, facilitate, enter into, or consummate any inquiries, proposals, or agreements with any party other than EOS, SCLX, DVLT and HBA relating to any merger, consolidation, business combination, tender or exchange offer, management buyout, recapitalization, reorganization, restructuring, extraordinary dividend, or similar transaction involving WGRX, without the prior written consent of EOS, SCLX, DVLT and HBA . Notwithstanding the foregoing, WGRX shall have a period of thirty (30) days from the date of this Binding Term Sheet to complete financial, legal and business due diligence with respect to QLPM, DVLH, HLH and the proposed Transaction (the “Diligence Period”). In the event WGRX reasonably determines, based upon such due diligence and/or a fairness opinion delivered to the Board of Directors of WGRX, that the valuation of QLPM, DVLH and/or HLH is materially inconsistent with the valuation assumptions contemplated by this Binding Term Sheet, WGRX may terminate this upon written notice to the other Parties, whereupon the exclusivity obligations set forth herein shall immediately terminate. Prior to any such termination notice, WGRX is required to provide to EOS, SCLX, DVLT and HBA the findings of their due diligence, providing EOS, SCLX, DVLT and HBA ten (10) days for an initial response to WGRX’ findings and sixty (60) days to renegotiate the Post Acquisition Value.

EOS, SCLX, HBA and DVLT agree to terminate all discussions and negotiations with any party other than WGRX regarding any change of control transaction for QLPM, DVLH or HLH, and will exclusively negotiate with WGRX through September 30, 2026.

Access to Information:	Each Party and its directors, officers and agents shall afford, and cause their affiliates, officers, agents and representatives to afford, to the other Party and its representatives reasonable access to the properties, business, personnel (including outside accountants and lawyers), and financial, legal, accounting, tax and other data and information relating to such Party and its business as reasonably requested by the other Party and its representatives for the purposes of evaluating the Transaction proposed hereby or any similar transaction or otherwise facilitating the due diligence investigation.

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Fees and Expenses:	Except as otherwise expressly agreed upon by the Parties, WGRX, EOS, SCLX, DVLT and HBA shall each be responsible for and bear all of its own costs and expenses incurred in connection with the proposed Transaction.

Confidentiality:

The existence and terms of this Binding Term Sheet, the proposed Transaction, and all negotiations, discussions, information and materials exchanged in connection therewith shall be deemed confidential information and shall not be disclosed by any Party to any third party, except to such Party’s affiliates, financing sources, attorneys, accountants, advisors and representatives who have a need to know such information and are informed of the confidential nature thereof, or as otherwise required by applicable law, regulation, court order or the rules of any applicable securities exchange. In the event that any disclosure is required by applicable law or securities regulations, the disclosing Party shall, to the extent legally permissible, provide the other Parties with prior notice of such disclosure and reasonably cooperate with the other Parties regarding the timing and content of such disclosure.

Governing Law:	This Binding Term Sheet and the relationship of the Parties shall be governed by and construed in accordance with the laws of the State of Delaware.

Counterparts:	This Binding Term Sheet may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature Page on next page]

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Accepted and Agreed to on the date set forth above:

Wellgistics Health, Inc.	Scilex Holdings, Inc.

By:	By:
Name:	Name:
Title:	Title:

Date: May 20, 2026	Date: May 20, 2026

EOS Technology Holdings, Inc.	Datavault AI, Inc.

By:	By:
Name:	Name:
Title:	Title:

Date: May 20, 2026	Date: May 20, 2026

HealthBridge Advisors, LLC	Fortitude Advisors, LLC

By:	By:
Name:	Name:
Title:	Title:

Date: May 20, 2026	Date: May 20, 2026

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